SECURITIES AND EXCHANGE COMMISSION
Washington D.C.  20549

SCHEDULE 13G


Under the Securities Exchange Act of 1934


VISTA INFORMATION SOLUTIONS, INC.
(Name of Issuer)


Common Stock, $.001 Par Value
(Title of Class of Securities)


928365204
(CUSIP Number)




     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed.

     [    ] Rule 13d-1(b)

     [ X ] Rule 13d-1(c)

     [     ] Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of this section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 928365204


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE, TRUSTEE FOR VARIOUS TRUSTS
     I.D. ####-##-####

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     U.S.


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each2,000,000 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               2,000,000 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     2,000,000

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     8.0%

12      Type of Reporting Person
     IN

CUSIP NO. 928365204


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     THOMAS G. BIGLEY, TRUSTEE FOR VARIOUS TRUSTS
     I.D. #

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     U.S.


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each428,800 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               428,800 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     428,800

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     1.7%

12      Type of Reporting Person
     IN

CUSIP NO. 928365204


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     HENRY L. HILLMAN
     I.D. ####-##-####

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     U.S.


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each1,571,200 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               1,571,200 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     1,571,200

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     6.3%

12      Type of Reporting Person
     IN

CUSIP NO. 928365204


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     ELSIE HILLIARD HILLMAN
     I.D. ####-##-####

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     U.S.


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each1,571,200 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               1,571,200 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     1,571,200

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (9)
     6.3%

12      Type of Reporting Person
     IN

CUSIP NO. 928365204


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 12/30/76 FOR THE CHILDREN OF JULIET LEA
     HILLMAN SIMONDS              I.D.# 25-6193084

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares          107,200
Beneficially
Owned by6Shared Voting Power
Each
Reporting
Person7Sole Dispositive Power
With               107,200

          8Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
     107,200

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     .4%

12      Type of Reporting Person
     OO

CUSIP NO. 928365204


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 12/30/76 FOR THE CHILDREN OF AUDREY
     HILLMAN FISHER              I.D.# 25-6193085

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares          107,200
Beneficially
Owned by6Shared Voting Power
Each
Reporting
Person7Sole Dispositive Power
With               107,200

          8Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
     107,200

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     .4%

12      Type of Reporting Person
     OO

CUSIP NO. 928365204


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 12/30/76 FOR THE CHILDREN OF HENRY LEA
     HILLMAN, JR.              I.D.# 25-6193086

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares          107,200
Beneficially
Owned by6Shared Voting Power
Each
Reporting
Person7Sole Dispositive Power
With               107,200

          8Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
     107,200

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     .4%

12      Type of Reporting Person
     OO

CUSIP NO. 928365204


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 12/30/76 FOR THE CHILDREN OF WILLIAM
     TALBOTT HILLMAN               I.D.# 25-6193087

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares          107,200
Beneficially
Owned by6Shared Voting Power
Each
Reporting
Person7Sole Dispositive Power
With               107,200

          8Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
     107,200

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     .4%

12      Type of Reporting Person
     OO

CUSIP NO. 928365204


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN AND
     C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN
     TRUST U/A DATED NOVEMBER 18, 1985           I.D.# 18-2145466

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares          321,200
Beneficially
Owned by6Shared Voting Power
Each1,250,000 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With               321,200

          8Shared Dispositive Power
               1,250,000 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     1,571,200

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     6.3%

12      Type of Reporting Person
     OO

CUSIP NO.  928365204


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     THE HILLMAN COMPANYI.D.# 25-1011286

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     Pennsylvania


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each1,250,000 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               1,250,000 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     1,250,000

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     5.0%

12      Type of Reporting Person
     CO

CUSIP NO.  928365204


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     WILMINGTON INVESTMENTS, INC.I.D.# 51-0344688

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     Delaware


Number of5Sole Voting Power
Shares
Beneficially
Owned by6Shared Voting Power
Each1,250,000 (See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With

          8Shared Dispositive Power
               1,250,000 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     1,250,000

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     5.0%

12      Type of Reporting Person
     CO

CUSIP NO.  928365204


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     HCC INVESTMENTS, INC.     I.D.# 51-0259668

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     Delaware


Number of5Sole Voting Power
Shares1,250,000
Beneficially
Owned by6Shared Voting Power
Each(See Item(4)(a))
Reporting
Person7Sole Dispositive Power
With1,250,000

          8Shared Dispositive Power
               (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
     1,250,000

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     5.0%

12      Type of Reporting Person
     CO

Item 1(a)Name of Issuer

     Vista Information Solutions, Inc.

Item 1(b)Address of Issuer's Principal Executive Office:

     5060 Shoreham Place, Suite 300
     San Diego, California 92122

Item 2(a)Name of Person Filing:

     (i)     HCC Investments, Inc., a wholly-owned subsidiary of Wilmington
                Investments, Inc.

     (ii)     Wilmington Investments, Inc., a wholly-owned subsidiary of The
                Hillman Company.

     (iii)    The Hillman Company, a corporation controlled by the HLH Trust.

     (iv) Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985 (the "HLH Trust").

     (v) C. G. Grefenstette and Thomas G. Bigley, Trustees Under Agreement of Trust dated 12/30/76 for the Children of Juliet Lea Hillman Simonds (the "1976 JLHS Trust").

     (vi) C. G. Grefenstette and Thomas G. Bigley, Trustees Under Agreement of Trust dated 12/30/76 for the Children of Audrey Hillman Fisher (the "1976 AHF Trust").

     (vii) C. G. Grefenstette and Thomas G. Bigley, Trustees Under Agreement of Trust dated 12/30/76 for the Children of Henry Lea Hillman, Jr. (the "1976 HLH Trust")

     (viii) C. G. Grefenstette and Thomas G. Bigley, Trustees Under Agreement of Trust dated 12/30/76 for the Children of William Talbott Hillman (the "1976 WTH Trust").

     (ix)  Elsie Hilliard Hillman

     (x)   Henry L. Hillman

     (xi)  Thomas G. Bigley

     (xii)  C. G. Grefenstette

Item 2(b)Address of the Principal Business Office:

     HCC Investments, Inc. and Wilmington
     Investments, Inc.
     824 Market Street, Suite 900
     Wilmington, Delaware 19801

     The Hillman Company, the HLH Trust, the 1976 JLHS Trust,     the 1976 AHF
Trust, the 1976 HLH Trust,
     and the 1976 WTH Trust
     1800 Grant Building
     Pittsburgh, Pennsylvania 15219

     Thomas G. Bigley
     One Oxford Centre, 28th Floor
     Pittsburgh, Pennsylvania 15219

     Elsie Hilliard Hillman, Henry L. Hillman and C. G. Grefenstette 2000 Grant Building
     Pittsburgh, Pennsylvania 15219

Item 2(c)Citizenship:

     HCC Investments, Inc. and Wilmington Investments, Inc.
                   are Delaware corporations.

     The Hillman Company is a Pennsylvania corporation.

     The HLH Trust, the 1976 JLHS Trust, the 1976 AHF Trust,
                    the 1976 HLH Trust, the 1976 WTH Trust are Pennsylvania trusts.

     C. G. Grefenstette, Henry L. Hillman, Elsie Hilliard Hillman,
                    and Thomas G. Bigley are U.S. citizens.

Item 2(d)Title of Class of Securities:

     Series A-1 Preferred Stock (Convertible into Common Stock at $.001 Par Value).

Item 2(e)CUSIP Number

     928365204

Item 3Not Applicable

Item 4Ownership:

     (a)Amount Beneficially Owned:

     10,720 shares of Series A-1 Preferred Stock (which are convertible into 107,200 shares of Common Stock) were acquired from the Issuer on December 13,
1999, and are owned of record and beneficially           by C. G. Grefenstette
and Thomas G. Bigley, Trustees U/A/T dated           December 30, 1976 for the
Children of Juliet Lea Hillman Simonds           (together with the three
trusts of even date named below the "1976           Trusts"), a Pennsylvania
irrevocable trust.  C. G. Grefenstette shares           power to vote or to
direct the vote and shares power to dispose or to           direct the
disposition of the shares of stock owned by the 1976 Trusts, the HLH Trust and HCC Investments, Inc.

     10,720 shares of Series A-1 Preferred Stock (which are convertible into 107,200 shares of Common Stock) were acquired from the Issuer on December 13,
1999, and are owned of record and beneficially           by C. G. Grefenstette
and Thomas G. Bigley, Trustees U/A/T dated           December 30, 1976 for the
Children of Audrey Hillman Fisher,           a Pennsylvania irrevocable
trust.  C. G. Grefenstette shares power to vote or to direct the vote and
shares power to dispose or to      direct the disposition of the shares of
stock owned by the 1976 Trusts,           the HLH Trust and HCC Investments,
Inc.

     10,720 shares of Series A-1 Preferred Stock (which are convertible into 107,200 shares of Common Stock) were acquired from the Issuer on December 13,
1999, and are owned of record and beneficially           by C. G. Grefenstette
and Thomas G. Bigley, Trustees U/A/T dated           December 30, 1976 for the
Children of Henry Lea Hillman, Jr.,           a Pennsylvania irrevocable
trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts, the HLH Trust and HCC Investments, Inc.

     10,720 shares of Series A-1 Preferred Stock (which are convertible into 107,200 shares of Common Stock) were acquired from the Issuer on December 13,
1999, and are owned of record and beneficially           by C. G. Grefenstette
and Thomas G. Bigley, Trustees U/A/T dated           December 30, 1976 for the
Children of William Talbott Hillman,           a Pennsylvania irrevocable
trust.  C. G. Grefenstette shares           power to vote or to direct the
vote and shares power to dispose or to           direct the disposition of the
shares of stock owned by the 1976 Trusts, the HLH Trust and HCC Investments, Inc.

     32,120 shares of Series A-1 Preferred Stock (which are convertible into 321,200 shares of Common Stock) were acquired from the Issuer on December 13,
1999, and are owned of record and beneficially           by Henry L. Hillman,
Elsie Hilliard Hillman and C. G. Grefenstette,           Trustees of the Henry
L. Hillman Trust U/A dated November 18, 1985,           a Pennsylvania
revocable trust.  C. G. Grefenstette shares power to           vote or to
direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts, the HLH Trust and
HCC Investments, Inc.            Henry L. Hillman shares power to
vote or to direct the vote and shares power to dispose or to direct
the           disposition of the shares of stock owned by the the HLH Trust
and HCC Investments, Inc.            Elsie Hilliard Hillman shares power
to           vote or to direct the vote and shares power to dispose or to
direct the           disposition of the shares of stock owned by the the HLH
Trust and HCC Investments, Inc

     125,000 shares of Series A-1 Preferred Stock (which are convertible into 1,250,000 shares of Common Stock) were acquired from the Issuer on December
13, 1999, and are owned of record and           beneficially by HCC
Investments, Inc., which is a wholly-owned           subsidiary of Wilmington
Investments, Inc.  Wilmington           Investments, Inc. is a wholly-owned
subsidiary of The Hillman Company, which is controlled by the HLH Trust.

     (b)Percent of Class

          8.0%

     (c)Number of Shares as to which such person has:

          (i)sole power to vote or direct the vote




          (ii)shared power to vote or to direct the vote


               2,000,000

             (See Item (4)(a))




          (iii)sole power to dispose or to direct the disposition of




          (iv)shared power to dispose or to direct the disposition of


              2,000,000

            (See Item (4)(a))

Item 5Ownership of Five Percent or Less of a Class:

     Not Applicable

Item 6Ownership of More than Five Percent on Behalf of Another Person:

     Not Applicable

Item 7Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

     Not Applicable

Item 8Identification and Classification of Members of the Group:

     See Item 4(a)

Item 9Notice of Dissolution of Group:

     Not Applicable

Item 10Certification:

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the
     control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




(Intentionally Left Blank) SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             HCC INVESTMENTS, INC.

                                                  /s/ Andrew H. McQuarrie
               By _________________________________________
                                   Andrew H. McQuarrie, Vice President


               WILMINGTON INVESTMENTS, INC.

                                                  /s/ Andrew H. McQuarrie
               By _________________________________________
                         Andrew H. McQuarrie, Vice President


                    THE HILLMAN COMPANY

                         /s/ Lawrence M. Wagner
               By _________________________________________
                         Lawrence M. Wagner, President


               HENRY L. HILLMAN, ELSIE HILLIARD
                    HILLMAN & C. G. GREFENSTETTE, TRUSTEES
                    OF THE HENRY L. HILLMAN TRUST
                    U/A DATED NOVEMBER 18, 1985

                         /s/ C. G. Grefenstette
               _____________________________________________
                         C. G. Grefenstette, Trustee

                    C. G. GREFENSTETTE AND THOMAS G. BIGLEY
                    TRUSTEES UNDER AGREEMENT OF TRUST
                    DATED 12/30/76 FOR THE CHILDREN OF
                    JULIET LEA HILLMAN SIMONDS, AUDREY
                    HILLIARD HILLMAN, HENRY LEA HILLMAN,
                    JR., AND WILLIAM TALBOTT HILLMAN


                         /s/ C. G. Grefenstette
               ____________________________________________
                    C. G. Grefenstette, Trustee

                                                  /s/ Thomas G. Bigley
               ____________________________________________
                    Thomas G. Bigley, Trustee



                                                  /s/ C. G. Grefenstette
               ____________________________________________
                    C. G. Grefenstette

                                                  /s/ Thomas G. Bigley
               ____________________________________________
                    Thomas G. Bigley

                                                  /s/ Henry L. Hillman
               ____________________________________________
                    Henry L. Hillman

                                                  /s/ Elsie Hilliard Hillman
                    ____________________________________________
                    Elsie Hilliard Hillman

    February 14, 2000
     Date